ENERGY TRANSFER EQUITY
REPORTS FIRST QUARTER RESULTS
Dallas - May 9, 2018 - Energy Transfer Equity, L.P. (NYSE:ETE) (“ETE” or the “Partnership”) today reported financial results for the quarter ended March 31, 2018.
ETE’s net income attributable to partners was $363 million for the three months ended March 31, 2018, an increase of $124 million compared to $239 million for the three months ended March 31, 2017. Distributable Cash Flow, as adjusted, for the three months ended March 31, 2018 was $395 million, an increase of $180 million compared to $215 million for the three months ended March 31, 2017. The improved results reflect an increase of $183 million in general partner and incentive distributions from Energy Transfer Partners, L.P. (“ETP”) of which $115 million was attributable to a reduction in incentive distribution waivers.
The Partnership’s recent key accomplishments and other developments include the following:

•	In April 2018, ETE acquired the general partner of USA Compression Partners, LP (“USAC”) and approximately 12.5 million USAC common units from USA Compression Holdings, LLC.

•	In April 2018, ETE announced a $0.305 distribution per ETE common unit for the quarter ended March 31, 2018, or $1.22 per unit on an annualized basis.

•	As of March 31, 2018, ETE’s $1.5 billion revolving credit facility had $873 million of outstanding borrowings and its leverage ratio, as defined by the credit agreement, was 2.79x.

•	In January 2018, Sunoco LP redeemed all outstanding Sunoco LP Series A Preferred Units, for which ETE received proceeds of approximately $313 million.
The Partnership has scheduled a conference call for 8:00 a.m. Central Time, Thursday, May 10, 2018 to discuss its first quarter 2018 results. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
The Partnership’s principal sources of cash flow are derived from distributions related to its direct and indirect investments in the limited and general partner interests in ETP, including 100% of ETP’s incentive distribution rights, limited and general partner interests in Sunoco LP, as well as the Partnership’s ownership of Lake Charles LNG Company, LLC (“Lake Charles LNG”). Subsequent to the acquisition on April 2, 2018, the Partnership also owns interests in USAC, as discussed above. The Partnership’s primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners.
Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership that owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP (NYSE: SUN). ETE also owns Lake Charles LNG Company and the general partner of USA Compression Partners, LP (NYSE: USAC). On a consolidated basis, ETE’s family of companies owns and operates a diverse portfolio of natural gas, natural gas liquids, crude oil and refined products assets, as well as retail and wholesale motor fuel operations and LNG terminalling. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. Strategically positioned in all of the major U.S. production basins, ETP owns and operates a geographically diverse portfolio of complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets.  ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.

Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 9,200 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. SUN’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression unit horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas. USAC focuses on providing compression services to infrastructure applications primarily in high volume gathering systems, processing facilities and transportation applications. More information is available at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.

Contacts
Energy Transfer
Investor Relations:
Lyndsay Hannah, Brent Ratliff, Helen Ryoo
214-981-0795

Media Relations:
Vicki Granado
214-840-5820

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets	$6,593	$10,683

Property, plant and equipment, net	61,975	61,088

Advances to and investments in unconsolidated affiliates	2,701	2,705
Other non-current assets, net	936	886
Intangible assets, net	5,936	6,116
Goodwill	4,768	4,768
Total assets	$82,909	$86,246
LIABILITIES AND EQUITY
Current liabilities	$7,261	$7,897

Long-term debt, less current maturities	41,779	43,671
Non-current derivative liabilities	97	145
Deferred income taxes	3,026	3,315
Other non-current liabilities	1,244	1,217

Commitments and contingencies
Redeemable noncontrolling interests	21	21

Equity:
Total partners’ deficit	(1,180)	(1,196)
Noncontrolling interest	30,661	31,176
Total equity	29,481	29,980
Total liabilities and equity	$82,909	$86,246

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2018	2017
REVENUES	$11,882	$9,661
COSTS AND EXPENSES:
Cost of products sold	9,245	7,510
Operating expenses	724	601
Depreciation and amortization	665	628
Selling, general and administrative	148	165
Total costs and expenses	10,782	8,904
OPERATING INCOME	1,100	757
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(466)	(473)
Equity in earnings of unconsolidated affiliates	79	87
Losses on extinguishments of debt	(106)	(25)
Gains on interest rate derivatives	52	5
Other, net	57	17
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX (BENEFIT) EXPENSE	716	368
Income tax (benefit) expense from continuing operations	(10)	38
INCOME FROM CONTINUING OPERATIONS	726	330
Loss from discontinued operations	(237)	(11)
NET INCOME	489	319
Less: Net income attributable to noncontrolling interest	126	80
NET INCOME ATTRIBUTABLE TO PARTNERS	363	239
General Partner’s interest in net income	1	1
Convertible Unitholders’ interest in income	21	6
Limited Partners’ interest in net income	$341	$232
INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT:
Basic	$0.32	$0.22
Diluted	$0.32	$0.21
NET INCOME PER LIMITED PARTNER UNIT:
Basic	$0.31	$0.22
Diluted	$0.31	$0.21
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	1,079.1	1,075.2
Diluted	1,154.7	1,139.0

ENERGY TRANSFER EQUITY, L.P.
SUPPLEMENTAL INFORMATION
(In millions)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Cash distributions from ETP associated with:
Limited partner interest	$16	$15
General partner interest and IDRs	449	381
IDR relinquishments, net of distributions on Class I Units	(42)	(157)
Total cash distributions from ETP	423	239
Cash distributions from Sunoco LP	20	23
Total cash distributions from investments in subsidiaries	$443	$262

Distributable cash flow attributable to Lake Charles LNG:
Revenues	$49	$49
Operating expenses	(5)	(5)
Selling, general and administrative expenses	(1)	—
Distributable cash flow attributable to Lake Charles LNG	$43	$44

Expenses of the Parent Company on a cash basis:
Selling, general and administrative expenses, excluding certain non-cash expenses	$2	$8
Management fee to ETP (1)	—	5
Interest expense, net of amortization of financing costs, interest income, and realized gains and losses on interest rate swaps	84	81
Total Parent Company expenses	$86	$94

Cash distributions to be paid to the partners of ETE:
Distributions to be paid to limited partners (2)	$265	$250
Distributions to be paid to general partner	1	1
Total cash distributions to be paid to the partners of ETE	$266	$251

Common units outstanding — end of period	1,079.1	1,079.1

(1)	ETE previously paid certain fees for management services under agreements expired in the first quarter of 2017.

(2)
Includes distributions of $0.11 per common unit for the three months ended March 31, 2017 and 2018, to unitholders who elected to participate in a plan to forgo a portion of their future potential cash distributions on common units and reinvest those distributions in ETE Series A convertible preferred units representing limited partner interests in the Partnership. The quarter ended March 31, 2018 is the final quarter of participation in the plan.

SUPPLEMENTAL INFORMATION
RECONCILIATION OF DISTRIBUTABLE CASH FLOW
(Dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Net income attributable to partners	$363	$239
Equity in earnings related to investments in ETP and Sunoco LP	(414)	(325)
Total cash distributions from investments in subsidiaries	443	262
Amortization included in interest expense (excluding ETP and Sunoco LP)	2	2
Other non-cash (excluding ETP and Sunoco LP)	6	34
Distributable Cash Flow	400	212
Transaction-related expenses (recovery of prior expenses)	(5)	3
Distributable Cash Flow, as adjusted	$395	$215

Total cash distributions to be paid to the partners of ETE	$266	$251

Distribution coverage ratio(1)	1.48x	0.86x

(1)
This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measures of Distributable Cash Flow, Distributable Cash Flow, as adjusted, and Distributable Cash Flow, as adjusted, per Unit. The Partnership’s non-GAAP financial measures should not be considered as alternatives to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow and Distributable Cash Flow, as adjusted. The Partnership defines Distributable Cash Flow and Distributable Cash Flow, as adjusted, for a period as cash distributions expected to be received in respect of such period in connection with the Partnership’s investments in limited and general partner interests, net of the Partnership’s cash expenditures for general and administrative costs and interest expense. The Partnership’s definitions of Distributable Cash Flow and Distributable Cash Flow, as adjusted, also include distributable cash flow from Lake Charles LNG to the Partnership. For Distributable Cash Flow, as adjusted, certain transaction-related expenses that are included in net income are excluded.
Distributable Cash Flow is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership to the distributions the Partnership expects to pay its unitholders. Due to cash expenses incurred from time to time in connection with the Partnership’s merger and acquisition activities and other transactions, Distributable Cash Flow, as adjusted, is also a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership to the distributions the Partnership expects to pay its unitholders. Using these measures, the Partnership’s management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period.
Distributable Cash Flow and Distributable Cash Flow, as adjusted, are also important non-GAAP financial measures for our limited partners since these indicate to investors whether the Partnership’s investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash Flow and Distributable Cash Flow, as adjusted, are quantitative standards used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Distributable Cash Flow, and Distributable Cash Flow, as adjusted, is net income for ETE on a stand-alone basis (the “Parent Company”).
Distribution Coverage Ratio. The Partnership defines Distribution Coverage Ratio for a period as Distributable Cash Flow, as adjusted, divided by total cash distributions expected to be paid to the partners of ETE in respect of such period.

SUPPLEMENTAL INFORMATION
FINANCIAL STATEMENTS FOR PARENT COMPANY
Following are condensed balance sheets and statements of operations of the Parent Company on a stand-alone basis.
BALANCE SHEETS
(In millions)
(unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets	$105	$67
Property, plant and equipment, net	27	27
Advances to and investments in unconsolidated affiliates	5,805	6,082
Goodwill	9	9
Other non-current assets, net	8	8
Total assets	$5,954	$6,193
LIABILITIES AND PARTNERS’ DEFICIT
Current liabilities	$87	$70
Long-term debt, less current maturities	6,386	6,700
Long-term notes payable – related companies	658	617
Other non-current liabilities	3	2
Commitments and contingencies
Total partners’ deficit	(1,180)	(1,196)
Total liabilities and partners’ deficit	$5,954	$6,193
STATEMENTS OF OPERATIONS
(In millions)
(unaudited)

	Three Months Ended March 31,
	2018	2017
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	$(2)	$(13)
OTHER INCOME (EXPENSE):
Interest expense, net	(86)	(83)
Equity in earnings of unconsolidated affiliates	448	361
Losses on extinguishments of debt	—	(25)
Other, net	3	(1)
NET INCOME	363	239
General Partner’s interest in net income	1	1
Convertible Unitholders’ interest in income	21	6
Limited Partners’ interest in net income	$341	$232